                                                                   Exhibit D-3.3

                               STATE OF ILLINOIS

                         ILLINOIS COMMERCE COMMISSION

Commonwealth Edison Company                               :

                                                          :
Request for confidential treatment                        :
for portions of the notice of                             :      00-0369
transfer of generating assets and                         :
wholesale marketing business and                          :
entry into related agreements                             :
pursuant to Section 16-111(g) of                          :      (Cons.)
the Illinois Public Utilities Act.                        :
                                                          :
Illinois Commerce Commission                              :
   On Its Own Motion                                      :
     -vs-                                                 :      00-0394
Commonwealth Edison Company                               :
                                                          :
Proceeding pursuant to Section                            :
16-111(g) of the Public Utilities Act                     :
concerning proposed transfer of                           :
generating assets and wholesale                           :
marketing business and entry into                         :
related agreements.                                       :


                                     ORDER
                                     -----



DATED: August 17, 2000

                               TABLE OF CONTENTS
                               -----------------
I. PROCEDURAL HISTORY.......................................................   1

II. DESCRIPTION OF THE PROPOSED TRANSFER....................................   3

     A. Overview............................................................   3

     B. The Parties to the Transfer.........................................   4

     C. Assets and Obligations to be Transferred............................   5

     D. The PPA.............................................................   5

III. SATISFACTION OF STATUTORY REQUIREMENTS.................................   6

     A. Provision of Information Required under Section 16-111(g)(i)-(v)....   6

     B. Compliance with Section 16-128(c)...................................   7

     C. Effect on Reliability...............................................   8

          1. ComEd's Position...............................................   8

          2. Staff's Position...............................................  10

          3. Cook County's Position and Responses...........................  11

          4. IIEC's Position and Responses..................................  12

          5. Commission's Conclusion........................................  13

     D. Effect on Rates.....................................................  14

          1. ComEd's Position...............................................  15

          2. Staff's Position...............................................  15

          3. The City's Position and Responses..............................  15

          4. Commission's Conclusion........................................  17

IV. TRANSFER OF NUCLEAR DECOMMISSIONING TRUST FUNDS.........................  17

     A. IIEC's Position.....................................................  17

     B. ComEd's Position....................................................  20

   C. Staff's Position......................................................  21

   D. Commission's Conclusion...............................................  22

V. THE RELIEF TO BE GRANTED IN THIS PROCEEDING..............................  23

   A. The People's Position.................................................  23

   B. The City's Position...................................................  24

   C. IIEC's Position.......................................................  24

   D. ComEd's Position......................................................  24

   E. Commission's Conclusion...............................................  25

VI. FINDINGS AND ORDERING PARAGRAPHS........................................  26

                               STATE OF ILLINOIS

                         ILLINOIS COMMERCE COMMISSION

Commonwealth Edison Company                               :

                                                          :
Request for confidential treatment                        :
for portions of the notice of                             :      00-0369
transfer of generating assets and                         :
wholesale marketing business and                          :
entry into related agreements                             :
pursuant to Section 16-111(g) of                          :      (Cons.)
the Illinois Public Utilities Act.                        :
                                                          :
Illinois Commerce Commission                              :
   On Its Own Motion                                      :
        -vs-                                              :      00-0394
Commonwealth Edison Company                               :
                                                          :
Proceeding pursuant to Section                            :
16-111(g) of the Public Utilities Act                     :
concerning proposed transfer of                           :
generating assets and wholesale                           :
marketing business and entry into                         :
related agreements.                                       :

                                     ORDER
                                     -----

By the Commission:

I.   PROCEDURAL HISTORY

     On May 22, 2000, Commonwealth Edison Company ("ComEd" or the "Company") filed a notice ("Notice") with the Commission pursuant to Section 16-111(g) of the Public Utilities Act ("Act"), 220 ILCS 5/16-111(g), of the Company's intent to transfer to an affiliate ("Exelon Genco") all of its nuclear electric generating assets ("Nuclear Stations"), together with certain related assets and obligations, and its wholesale marketing business, including any and all real and personal property used to conduct that business, in exchange for ComEd common stock. (The various steps involved in the transfer of assets, obligations and the wholesale marketing business are referred to collectively in the Notice as the "Transfer.")

     On May 22, 2000, ComEd also filed a verified request for confidential treatment of Appendices H, K and L to the Notice. That request was assigned Docket 00-0369.

         A report on ComEd's Notice was prepared by Staff of the Commission ("Staff"). and has been made part of the record in this case. The Staff report, dated May 25, 2000, stated that the Nuclear Stations comprise approximately 52% of ComEd's net dependable generating capacity as of December 31, 1997, the effective date of P.A. 90-561, which added Article XVI to the Act. Under Section 16-111(g)(vi) of the Act, if an electric utility proposes to sell generating capacity in "an amount equal to or greater than 15% of its net dependable capacity on the effective date of this amendatory Act of 1997," the utility is required to provide a notice with certain information. If the Commission has not issued an order initiating a hearing on the proposed transaction within 30 days after the filing of the notice, the transaction described in the notice is deemed approved.

         On June 1, 2000, the Commission issued an order in Docket 00-0394 initiating a proceeding pursuant to Section 16-111(g)(vi) of the Act to determine whether ComEd's proposed sale of the Nuclear Stations should be approved or prohibited.

         Petitions to intervene were filed by the Citizens Utility Board ("CUB"), the Cook County States Attorney's Office on behalf of the People of Cook County ("Cook County"), the Illinois Attorney General's Office on behalf of the People of the State of Illinois (the "People"), and Abbott Laboratories Inc.; A. Finkl & Sons, Inc.; Daimler Chrysler Corporation; Ford Motor Company; Modern Drop Forge Company; Monsanto Company; Motorola Inc.; Nabisco Brands, Inc.; Northwestern Steel & Wire Company; Viskase Corporation; Owens - Illinois, Inc., and Acme Steel Company as the Illinois Industrial Energy Consumers ("IIEC"). These petitions to intervene were granted by the Hearing Examiners. The City of Chicago ("City") filed a written entry of appearance.

         On June 13, 2000, pursuant to notice as required by law and the Commission's rules and regulations, a prehearing conference was held concurrently in Dockets 00-0369 and 00-0394 before duly authorized Hearing Examiners at the Commission's offices in Chicago, Illinois. At the prehearing conference, the Hearing Examiners granted the oral motion of ComEd's counsel to consolidate Dockets 00-0369 and 00-0394, granted the request for confidential treatment in Docket 00-0369, and set a schedule. Procedural matters were discussed at a hearing on June 26, 2000.

         An evidentiary hearing was held in the consolidated dockets on June 29, 2000. Appearances were entered by counsel on behalf of ComEd, Staff, Cook County, the People, the City and IIEC. ComEd presented the testimony of three witnesses: Robert K. McDonald, Vice President of Unicom Corporation ("Unicom"), Robert E. Berdelle, Unicom's Vice President and Controller, and Calvin Manshio, a partner in the firm of Manshio and Wallace. Staff presented the testimony of three witnesses: Karen A. Goldberger, a Senior Accountant in the Accounting Department of the Financial Analysis Division; Bruce Larson, a Senior Analyst in the Electric Section of the Engineering Department of the Energy Division; and Phil A. Hardas, a Financial Analyst in the Finance Department of the Financial Analysis Division. No other party presented witnesses. At the conclusion of the hearing on June 29, 2000, the record was marked, "Heard and Taken." On July 21, 2000, the Hearing Examiners granted the request of the City and the People that ComEd witness Manshio's testimony be stricken from the record.

         ComEd filed a draft order. Initial and reply briefs were filed by ComEd, Staff, the City, the People, Cook County, and IIEC.

         The Hearing Examiners' proposed order was served on the parties. Briefs on exceptions were filed by ComEd, the City, Cook County and IIEC. Replies to exceptions were filed by ComEd, the City, IIEC and Staff. These filings have been considered by the Commission in reaching its conclusions herein.

II.      DESCRIPTION OF THE PROPOSED TRANSFER

         A.    Overview

         To implement the Transfer and post-Transfer operations, the Company intends to enter into various agreements with Exelon Genco, including a contribution agreement (the "Contribution Agreement"), an interconnection agreement ("Interconnection Agreement") pertaining to each Nuclear Station, a facilities and easement agreement at the Zion Station ("Facilities Agreement") and a power purchase agreement (the "PPA"). The Contribution Agreement will be used to transfer various assets and obligations from ComEd to Exelon Genco. The Interconnection Agreement and Facilities Agreement define the rights of each party with respect to various matters, including, inter alia, access to their facilities; those agreements also set forth the terms and conditions on which the parties' facilities interconnect. Under the PPA, from the date of the Transfer through 2004, ComEd would obtain all of its power supply from Exelon Genco. In 2005 and 2006, ComEd would obtain all of its power supply from Exelon Genco, up to the available capacity of the Nuclear Stations. ComEd would obtain any additional supply required from market sources in 2005 and 2006, and, subsequent to 2006, would obtain all of its supply from market sources, which could include Exelon Genco.

         The Notice indicates that the Transfer will take place upon or shortly after the closing of the merger of ComEd's parent, Unicom, with PECO Energy Company ("PECO"). ComEd witness McDonald indicated that ComEd would review the Commission's order in Docket 00-0361, the pending docket that addresses decommissioning cost recovery by ComEd, before deciding whether to proceed with the transfer. (Tr. at 77-78) Previously, on November 23, 1999, ComEd notified the Commission under Section 16-111(g) of the Act that Unicom has agreed to merge with a new holding company affiliate of PECO to form Exelon, Inc. ("Exelon"). Prior to or at the time that ComEd transfers its assets, PECO also will transfer its electric generating resources and wholesale marketing operations to Exelon Genco. As a result of ComEd's and PECO's transfers, all of Exelon's generation and wholesale marketing operations will be under central control.

         ComEd explained that, beyond the benefits associated with centralizing generation and wholesale marketing operations, the Transfer offers two significant benefits for ComEd and its retail customers: (i) it will further separate ComEd's wires (transmission and distribution) function from the generation and wholesale marketing functions, and (ii) it will offer ComEd protection from operational and financial risks associated with its Nuclear Stations. ComEd indicates that by relocating the generating and wholesale marketing businesses and shifting the associated risks to Exelon Genco, the Transfer is a further significant step in the restructuring of ComEd's operations to both facilitate and adapt to the development of competitive retail and wholesale markets.

         ComEd also asserted that the Transfer will bring these benefits to ComEd with no adverse effect on system reliability or base rates.

         B.    The Parties to the Transfer

         The principal parties/1/ to the Transfer will be ComEd and Exelon Genco, which will be affiliates under common ownership by Exelon.

         ComEd is engaged in the production, transmission, distribution and sale of electricity to wholesale and retail customers. ComEd provides service to more than 3.4 million customers (nearly 300,000 are commercial and industrial customers, and the rest residential) across northern Illinois, or 70 percent of the state's population, covering approximately one-fifth of the state of Illinois (including the city of Chicago).

         ComEd's current net generating capability is approximately 9,550 megawatts (MW), supplied by five Nuclear Stations. (ComEd has a sixth Nuclear Station, Zion, which has been retired.) In December 1999, ComEd completed the sale of 9,772 MW of fossil plants to Edison Mission Energy ("EME"). The Commission previously approved that sale in Docket 99-0282. In connection with the EME sale, ComEd entered into certain power purchase agreements ("PPAs") with EME. The EME PPAs entitle ComEd to purchase capacity and energy from EME on specified terms through December 31, 2004.

         Prior to the EME sale, ComEd had sold fossil plants to affiliates of Dominion Resources, Inc. ("Dominion") and Southern Company ("Southern"). ComEd had also entered into PPAs with Dominion and Southern. Additionally, going forward, ComEd has PPAs with several independent power producers (IPPs). (The PPAs with EME, Dominion, Southern and the IPPs shall be referred to as the "Fossil Agreements").

         Exelon Genco will be a wholly-owned subsidiary of Exelon that owns and operates the generation assets and business of ComEd and PECO. ComEd explained that PECO has more than 100 years of generation plant management experience.

______________________

/1/ ComEd explained that the assets and obligations involved would first be transferred to ComEd Genco. Immediately upon execution of the transfer, ComEd Genco would transfer the assets and obligations to Exelon Genco.

PECO participates actively in the deregulated marketplace, trading wholesale power 24 hours a day in 47 states and Canada.

         C.    Assets and Obligations to be Transferred

         The specific assets ComEd intends to transfer to Exelon Genco are identified and described in the Contribution Agreement. ComEd intends to transfer and/or assign to Exelon Genco (as applicable): (i) all six of its Nuclear Stations, including the land on which they sit, and the equipment used in their operation; (ii) ComEd's rights under the Fossil Agreements; (iii) various fuel supply agreements and other leases and contracts related to the generation business; (iv) all personal and real property, assets and obligations related to and used in the conduct of ComEd's wholesale marketing business (e.g., computers, trading floor equipment, trading floor lease, etc.); and (v) the capital stock of Concomber, Ltd. ("Concomber") held by ComEd. Concomber is a wholly-owned subsidiary of ComEd that writes insurance policies for certain work performed by third-party vendors at generating stations.

         ComEd will also transfer to Exelon Genco all assets, including investments, held in ComEd's decommissioning trusts. Section 6.6 of the Contribution Agreement states that ComEd will retain the obligation to collect unfunded decommissioning cost charges from customers in the manner provided in Sections 9-201.5 and 16-114 of the Act and any other applicable laws, regulations or tariffs, including Rider 31 - Decommissioning Expense Adjustment Clause, to the extent that the Commission approves such collections and ComEd actually collects such charges. Section 6.6 further provides that ComEd will forward the funds so collected to Exelon Genco at least annually for deposit to decommissioning trust funds maintained by Exelon Genco.

         ComEd will not transfer to Exelon Genco any transmission or distribution assets, except for the synchronous condensers at the closed Zion facility, and the parcels of land on which those condensers and certain other facilities sit. ComEd will retain the right to operate and control the condensers. ComEd will continue to own and operate its transmission and distribution assets subject to any current or future obligations to the Midwest Independent System Operator.

         D.    The PPA

         A central feature of the Transfer is the PPA, a power supply agreement under which Exelon Genco will supply all of ComEd's requirements from the date of the Transfer through December 31, 2004 (the "Initial Term"), and will supply all of ComEd's requirements up to the available capacity of the Nuclear Stations in 2005 and 2006. ComEd explained that the PPA will ensure ComEd a reliable source of supply, while at the same time protecting ComEd from both the risk of suboptimal performance of the nuclear units and many of the financial effects of load loss associated with the transition to a competitive retail market.

         Under the PPA, Exelon Genco will be ComEd's sole external source of supply during the Initial Term of the PPA. (ComEd may still, from time to time, employ small generators (known as "distributed generation") throughout its system for reliability purposes.) Exelon Genco will supply all capacity and energy required by ComEd to serve its load, satisfy applicable reliability requirements, provide ancillary services and satisfy any and all other obligations that ComEd may have. To satisfy ComEd's requirements, Exelon Genco will rely on the same sources of supply that would otherwise be available to
ComEd: the nuclear units; the Fossil Agreements; and other market sources. ComEd explained that, in this regard, Exelon Genco will rely on the same sources of supply that ComEd would rely on were the Transfer never to occur.

         The PPA sets forth a schedule of energy prices, on- and off-peak, by month for the full term of the agreement. ComEd will not pay a separate capacity charge. ComEd explained that the price of energy provided to ComEd under the PPA is intended to reflect the cost to ComEd of the same supply mix were the Transfer never to occur. The monthly prices were developed on the basis of ComEd's cost of service associated with the Nuclear Stations, prices under the Fossil Agreements, and projections of energy market prices.

         ComEd explained that the pricing in the PPA protects ComEd from any risk that nuclear plant performance deteriorates during the term of the agreement. ComEd will pay prices based on high operating performance levels regardless of actual performance.

         ComEd further explained that the PPA pricing also allows ComEd's power supply costs to rise and fall with its load. ComEd will no longer have any fixed generation costs that it has to cover regardless of load levels. Rather, ComEd will only be required to pay for that energy which it needs. If ComEd's load falls, its costs fall, as well, in proportion to the reduction in load. ComEd indicates that this feature protects ComEd's return on equity from a significant risk associated with the level of load switching to other suppliers.

III.     SATISFACTION OF STATUTORY REQUIREMENTS

         A.    Provision of Information Required under Section 16-111(g)(i)-(v)

         Section 16-111(g) of the Act requires an electric utility to submit various items and data with its notice.

         Section 16-111(g)(i) requires an electric utility to provide a complete statement of the accounting entries that it will make on its books to record the transfer of the assets and a certificate from an independent certified public accountant stating that the entries are in accordance with generally accepted accounting principles. Additionally, if the transaction is with an affiliate, the electric utility must also submit a certification from its chief accounting officer that the accounting entries are in accordance with any guidelines for cost allocations between the utility and its affiliates that have been previously approved by the Commission. The Company submitted the information required by Section 16-111(g)(i) as Appendices H, I and J to the Notice.

         Section 16-111(g)(ii) requires an electric utility to describe how it will use the proceeds of the transaction to retire debt or otherwise reduce or recover the costs of services provided by such electric utility. ComEd indicates that since this transaction is a capital contribution in return for ComEd common stock, there will be no proceeds to the Company from the transaction.

         Section 16-111(g)(iii) requires an electric utility to list all other State and federal approvals the utility has obtained or will obtain in connection with the transaction. ComEd provided the requested information. (ComEd Ex. 1.0, p.11; App. A, Sch. 2.1(c))

         Section 16-111(g)(iv) requires an irrevocable commitment by the electric utility that the transaction will not increase transition charges it might otherwise be allowed to recover under Article XVI of the Act or impose any stranded costs that it might otherwise be allowed to charge retail customers under federal law. ComEd made the required commitment in the Notice.

         Section 16-111(g)(v) requires the elimination of the electric utility's automatic fuel adjustment clause ("FAC") under certain conditions. ComEd has already canceled its FAC.

         Staff witness Goldberger agreed that the Company has complied with the requirements of Section 16-111(g)(i)-(v). (Staff Ex. 1, p. 9)

         The Commission concludes that ComEd has complied with the requirements of Section 16-111(g)(i) - (v) of the Act.

         B.    Compliance with Section 16-128(c)

         Section 16-128(c) of the Act requires that if a transfer of ownership of a generating plant occurs during the mandatory transition period, the acquiring entity must hire a sufficient number of non-supervisory employees to operate and maintain the station by first offering present employees a position at no less than the wage rates, and substantially equivalent fringe benefits and terms and conditions of employment that are in effect at the time of transfer of ownership. The wages, substantially equivalent benefits, and terms and conditions of employment must continue for no less than 30 months from the time of the transfer of ownership. Both parties are allowed to agree to other terms during the 30-month period as long as the agreement is mutual. If the acquiring entity needs fewer employees, the utility must offer a transition plan to those employees not hired.

         In its Notice, the Company stated that it would comply with the requirements of Section 16-128(c).

         Ms. Goldberger reviewed the portions of the Company's Notice regarding compliance with the requirements of Section 16-128(c), and testified that the Company was in compliance with Section 16-128(c). The Commission finds that the Company has satisfied Section 16-128(c).

         C.    Effect on Reliability

         Section 16-111(g)(vi) authorizes the Commission to prohibit the proposed transaction if it finds that the transaction will render the electric utility unable to provide its tariffed services in a safe and reliable manner.

               1.   ComEd's Position

         ComEd indicates that the Transfer does not pose any risk to the safety and reliability of service provided by ComEd. Subsequent to the Transfer, ComEd will obtain its source of supply from Exelon Genco under the PPA. (ComEd Ex. 1.0, App.D) The PPA requires Exelon Genco to supply all of ComEd's requirements from the date of the Transfer through December 31, 2004 (the "Initial Term"). Specifically, Exelon Genco must supply all capacity and energy required by ComEd to serve its load, satisfy applicable reliability requirements, provide ancillary services and satisfy any and all other obligations that ComEd may have. Exelon Genco also will supply all of ComEd's requirements up to the available capacity of the Nuclear Stations in 2005 and 2006. (ComEd Ex. 1, App. E, p. 9)

         ComEd witness McDonald indicated that the PPA will ensure ComEd a reliable source of supply, while at the same time protecting ComEd from both the risk of suboptimal performance of the nuclear units and many of the generation-related financial effects of load loss associated with the transition to a competitive retail market. (Id.) He also explained that, to satisfy ComEd's
                                 --
requirements, Exelon Genco will rely on the same sources of supply that would otherwise be available to ComEd: the nuclear units; the Fossil Agreements; and other market sources. ComEd indicates that Exelon Genco will rely on the same sources of supply that ComEd would rely on were the Transfer never to occur. ComEd states that the Transfer will not limit or reduce the resources available to serve ComEd. (ComEd Initial Brief, p. 3)

         Mr. McDonald testified that the PPA provides for load and resource planning consistent with ComEd's current practice. (ComEd Ex. 1.0, App. E, p.
12) Under the PPA, ComEd and Exelon Genco will engage in a planning process each year for the following year. (ComEd Ex. 1.0, App. D) Mr. McDonald indicated that this process will enable Exelon Genco to procure whatever resources may be necessary to satisfy ComEd's projected needs the following year. (ComEd Ex. 1.0, App. E, p. 12) ComEd emphasizes that Exelon Genco must serve ComEd's full load, even if it exceeds the amount projected in the annual resource plan. (ComEd Initial Brief, p. 3)

     After the PPA expires, ComEd will obtain its then-required supply from market sources, which could include Exelon Genco. ComEd expects that the power supply market at that time will include many more supply options than it does today. (ComEd Ex. 1.0, App. E, p. 12; App. K) ComEd indicates that a substantial amount of new capacity is under construction in Illinois, and an additional amount has been proposed. (ComEd Ex. 1, App. E, pp. 12-13) While not all of the proposed capacity may come to market, ComEd anticipates that a significant amount will and that there will be no difficulty procuring replacement supply upon expiration of the PPA.

     Mr. McDonald also testified that in no respect will the management of ComEd's power supply be inferior to the management of ComEd's resource portfolio today. He indicated that the addition of PECO's "PowerTeam" expertise to the management of ComEd's supply needs should enhance ComEd's reliability. He stated that PowerTeam brings to the table a highly successful wholesale marketing operation, with a proven track record. (ComEd Ex. 1.0, App. E, p. 12) He stated that PowerTeam is a five-year old unit that is a leading supplier of reliable electricity to other utilities, cooperatives and marketers all across the continental United States and Canada. He noted that PowerTeam's energy sales have grown in each of the past five years, and beginning in 1998, wholesale deliveries exceeded PECO's retail sales. He stated that PowerTeam also has agreements to market full output of plants under construction or planned in Texas, Georgia and Oklahoma. (Id., p. 7)
                              --

     ComEd indicates additionally that the Transfer will not negatively affect the operating performance of the nuclear units. ComEd states that the Transfer is not intended to effect any change in the way those plants are run or managed. ComEd indicates that the same team that has turned around the performance of those plants in a short period of time will continue to operate and manage those plants.

     ComEd indicates that PECO itself is recognized as a leading nuclear operator across the industry and has managed other plants under service contracts. ComEd notes that PECO's Energy Generation division is responsible for safe, reliable and efficient operation of PECO's power generating facilities, which includes a diverse fleet of nuclear, hydro, and fossil generating units. ComEd states that PECO's substantial nuclear fleet has set new nuclear performance standards in safety, capacity factors, refueling efficiency and low operating and maintenance costs, while producing more than 33 billion kilowatt-hours of nuclear electricity in 1998. ComEd notes that PECO also has coal, oil, natural gas, landfill gas fired generators, run of the river and pumped storage hydro facilities. (ComEd Initial Brief, pp. 4-5)

     ComEd indicates that there are two other reasons why the Transfer will not adversely affect reliability. First, ComEd will continue to own and operate its transmission and distribution systems, and will continue as control area operator. The Transfer will not affect, in any respect or to any degree, ComEd's obligations to the Midwest Independent System Operator. Second, the Transfer will not interfere with or disrupt the Company's continuing efforts to improve the performance of its distribution system. To the contrary, the Transfer will separate the distribution and generation functions, and will facilitate heightened management focus on distribution system operations. (Id., p. 5)
                    --

          2.   Staff's Position

     Staff witness Larson testified that ComEd has operated the facilities it proposes to transfer to Exelon Genco in a manner which provides safe and reliable service to its customers. He reviewed ComEd's testimony and the terms of the PPA to determine whether the availability and operation of the transferred units will differ in any substantive way from the availability and operation of those plants under ComEd's management. He indicated that the following terms of the PPA are significant to ComEd's ability to provide safe and reliable service after the transfer of the nuclear units and other assets:
(1) ComEd is entitled to an amount of generating capacity equal to its full requirements through 2004; (2) the same management and personnel team that took over ComEd's nuclear operation will continue to operate the plants; PECO management and personnel will enhance the team; (3) ComEd can direct and Exelon Genco must provide all FERC ancillary services as well as black start service and meet all applicable standards of the Mid-American Interconnected Network, National Electric Reliability Council and any Independent System Operator; (4) ComEd will continue as control area operator; (5) each year, ComEd shall deliver to Exelon Genco an Annual Load Plan which sets forth ComEd's expected requirements for the year; Exelon Genco must provide ComEd's full requirements regardless of the load plan; (6) Exelon Genco is required to schedule outages pursuant to "Prudent Utility Practice" as defined in the PPA; and (7) Exelon Genco cannot sell or assign any of the assets during the term of the PPA without the consent of ComEd. (Staff Ex. 3, pp. 2-4)

     Mr. Larson noted that ComEd has explained in its direct testimony how various regulatory and contractual relationships will ensure continued reliability after the PPA expires. In particular, he noted that (1) the terms of the PPA for full requirements run through 2004, which will give ComEd adequate time to make system improvements or arrange for additional generation; (2) the partial requirements period runs through 2006; (3) ComEd retains its contractual rights to the output of the Kincaid and State Line Stations through 2014; (4) by 2005, there may be an Independent System Operator ("ISO") or transmission company which will have responsibility for operating and maintaining the regional transmission system; and (5) significant new generating capacity is planned and under construction in ComEd's control area. (Id. at 4-5) Mr. Larson
                                                         --
also listed new units completed, planned or under construction in Illinois in Attachment 1 to his testimony.

     Mr. Larson indicated that ComEd's ability to provide reliable service will not suffer if an ISO or transmission company is not in place by the time the PPA expires. He noted that in this situation, ComEd, as it is now, would be responsible for assuring the safe operation of the transmission system in ComEd's control area. (Id. at 5)
                       --

     Mr. Larson concluded that the transfer will not render ComEd unable to provide its tariffed services in a safe and reliable manner. He indicated that during the full requirements term of the PPA, ComEd's resources from the PPA, combined with new capacity in ComEd's territory, is sufficient to provide reliable service. He stated that after the PPA expires, an open competitive market will maintain reliability at levels that customers demand. He indicated that if that market does not develop, re-regulation will maintain reliability. (Id. at 5-6)
                                                            --

          3.   Cook County's Position and Responses

     Cook County asserts that ComEd has failed to show that the Transfer will result in reliable electric service. Cook County states that ComEd has a target reserve margin of 15% which is necessary for reliable service. Cook County notes that ComEd's load and resource plan for the years 2000-2004 (Proprietary Appendix K to the Notice) shows that in some years, at 100% load retention, the resources available from Exelon Genco would produce reserve margins below 15%. Cook County indicates that the projected new generation shown on Appendix K is not exclusively available to ComEd. Similarly, Cook County indicates that while Staff witness Larson testified that approximately 2200 MW of capacity is under construction in ComEd's service territory at this time, such capacity is not exclusively available to ComEd. Cook County also indicates that Mr. Larson's sources for his projections of new generation capacity are tenuous, noting that he relied on internal news clippings, EPA permit applications that may be withdrawn, and informal contacts. Cook County also states that the General Assembly may impose a moratorium on the construction of generating capacity in northern Illinois. (Cook County Initial Brief, at 4-6)

     In response, ComEd states that Cook County's concern is unfounded. ComEd indicates that its load resource plan shows that the generating resources being transferred to Exelon Genco would be sufficient to cover a 15% reserve margin in 2001, and to cover portions of such a reserve margin in the other years covered by the plan. ComEd indicates that the balance of the 15% reserve margin would be covered by new purchases in the market. ComEd states that the amount of new capacity coming on line far exceeds any shortfall between current resources and a 15% reserve margin under a 100% load retention scenario. (ComEd Reply Brief at 10-11)

     ComEd also indicates that Cook County fails to explain why a current contract for capacity equal to 100% of ComEd's load is necessary. ComEd states that it clearly will not be serving 100% of its current load in a few years. ComEd asserts that it would not be prudent or reasonable for it or Exelon Genco to commit now to capacity equal to 100% of its current load for a period several years down the road. ComEd states that contracting for such capacity now would force a cost structure on the PPA parties that may well exceed the price in the future as the market becomes more robust. (Id. at 12)
                                           --

     ComEd also emphasizes that the load resource plan for Exelon Genco in the years 2000-2004 is the same load resource plan that ComEd would use if the Transfer did not occur. ComEd concludes that any shortfall in 2000-2004 between current resources and a 15% reserve margin under a 100% load retention scenario would exist irrespective of the Transfer. Therefore, ComEd concludes that the Transfer would have no negative impact on ComEd's ability to provide safe and reliable service. (Id. at 11)
 --

     Staff states that Cook County's assumption that ComEd will not lose any customers is contrary to ComEd's experience in the new competitive environment. Staff also indicates that the ability to serve in a reliable manner can be demonstrated by evidence other than contractual arrangements for the required capacity. Staff notes that Mr. Larson testified that several provisions of the PPA will enable ComEd to provide reliable service after the Transfer, in addition to the provision that requires Exelon Genco to serve ComEd's full requirements during the first four years of the PPA. Staff also emphasizes that Exelon Genco will rely on the same sources of supply that would otherwise be available to ComEd if the Transfer did not occur. (Staff Reply Brief at 2-3)

          4.   IIEC's Position and Responses

     IIEC contends that ComEd has failed to demonstrate that ComEd will be able to provide safe and reliable service after the year 2004 if the Transfer occurs. IIEC asserts that ComEd's ability to provide safe and reliable service after 2004 is pure speculation. (IIEC Initial Brief at 9)

     IIEC indicates that Staff witness Larson concluded that ComEd could provide safe and reliable service after 2004 under two assumptions. First, an open and competitive generation market develops. Second, if such a market does not develop, re-regulation would occur. IIEC asserts that the existence of an open and competitive market in 2004 is unknown. IIEC states that Mr. Larson relied on the fact that significant new generating capacity is planned and under construction in ComEd's control area. IIEC notes that while Mr. Larson identified 16,763 MW of capacity in Attachment 1 to his testimony, 10,400 MW were not under construction or had not received permits. IIEC states that while Mr. Larson indicated that 1,146 MW of capacity were completed in 1999, only 950 of those MW were located in ComEd's service territory. IIEC notes that Mr. Larson testified that there only approximately 2,200 MW of capacity under construction in ComEd's service territory. With regard to Mr. Larson's second assumption, IIEC states that Section 8-503 of the Act deprives the Commission of jurisdiction over construction of generating assets by a public utility. Therefore, IIEC concludes that re-regulation is not an option if a market does not develop. (Id. at 9)
              --

     IIEC concludes that the Commission should require ComEd to present evidence on the development of an open and competitive generating market in the year 2004 and beyond in order to determine whether there is a likelihood that the Transfer will result in an inability to provide safe and reliable tariffed services. (Id.at 10)
 --

     In response, ComEd indicates that after the PPA expires, it will obtain its required supply from market sources, which could include Exelon Genco. ComEd expects that the power supply market at that time will include many more supply options than it does today. ComEd emphasizes that a substantial amount of new capacity is under construction and additional amounts have been proposed. ComEd expects that there will be no difficulty in procuring replacement supply after the expiration of the PPA. ComEd indicates that Mr. Larson properly assumed that generation sufficient to satisfy ComEd's future load requirements would be available based on the level of generation planned today in an around ComEd's service territory and ComEd's import capability. (ComEd Reply Brief at 12-13)

     ComEd notes that Section 16-111(g) of the Act does not specify the time period for which an electric utility transferring generation must demonstrate an ability to meet its load requirements reliably. ComEd states that in four proceedings involving generation transfers under Section 16-111(g), the Commission has accepted supply contracts that expire at the end of 2004 as evidence of reliability. Illinois Commerce Commission v. Commonwealth Edison
                         ---------------------------------------------------
Co., Docket Nos. 99-0273 and 99-0282 (cons.) (August 4, 1998); Illinois Commerce
--                                                             -----------------
Commission v. Illinois Power Company, Docket No. 99-0209 (July 8, 1999);
------------------------------------
Illinois Power Company, Docket Nos. 99-0409, 99-0410 and 99-0411 (consol.)
----------------------
(October 26, 1999); Illinois Commerce Commission v. Central Illinois Public
                    -------------------------------------------------------
Service Company, Docket No. 99-0398 (October 12, 1999) ComEd indicates that it
---------------
has presented a greater assurance of reliability in this proceeding. ComEd notes that the PPA with Exelon Genco guarantees a significant source of supply through 2006, which gives the market more time to effectuate additional sources of supply. (Id. at 13)
         --

     ComEd states that there are two reasons why the Commission has not required detailed evidence of supply commitments beyond 2004. First, it is difficult to predict an electric utility's load in a fully unbundled environment. ComEd indicates that it would be inappropriate to require utilities to commit to contracts now that may require purchases in excess of actual load. Second, it is reasonable to assume that new supply options will be brought to market by 2005. ComEd indicates that if demand exceeds supply, it is reasonable to assume that supply will increase in a deregulated market. In any event, ComEd indicates that it will build the needed capacity if new additions necessary to supply ComEd do not materialize. (Id. at 13-14)
                  --

     Staff indicates that IIEC's request for presentation of evidence on the development of an open and competitive market in the year 2004 should be rejected. Staff states that IIEC has failed to show what impact, if any, the proposed Transfer will have on the decisions of others to build new power plants in or near ComEd's service territory. Staff also asserts that IIEC has acknowledged that the existence of an open and competitive market generation market in the year 2005 is not known at this time. (Staff Reply Brief at 2)

          5.   Commission's Conclusion

     The Commission concludes that the evidence establishes that the Transfer will not render ComEd unable to provide its tariffed services in a safe and reliable manner. The PPA requires Exelon Genco to supply all of ComEd's requirements from the date of the Transfer through 2004. During that period, Exelon Genco is required to supply all capacity and energy required by ComEd to serve its load, satisfy applicable reliability requirements, provide ancillary services and satisfy all other obligations that ComEd may have. To satisfy ComEd's requirements, Exelon Genco will rely on the same sources of supply that would otherwise be available to ComEd: the nuclear units, the Fossil Agreements, and other market sources.

     In alleging that ComEd has failed to show that the Transfer will result in reliable electric service, Cook County emphasizes that ComEd's load and resource plan for the years 2000-2004 indicates that the resources available from Exelon Genco would produce reserve margins below 15% in some years, with 100% load retention. Cook County expressed a concern that Exelon Genco would not be able to obtain the necessary capacity during that time frame. The Commission rejects Cook County's position. The 100% load retention scenario is contrary to ComEd's experience in the new competitive environment. Cook County ignores the fact that the load resource plan for Exelon Genco for the years 2000-2004 is the same load resource plan that ComEd would use if the Transfer did not occur. Any shortfall in 2000-2004 between current resources and a 15% reserve margin under a 100% load retention scenario would exist regardless of the Transfer.

     The Commission rejects IIEC's position that ComEd has failed to show that ComEd will be able to provide safe and reliable service after the year 2004 if the Transfer occurs. ComEd's PPA with Exelon Genco guarantees a significant source of supply in the years 2005 and 2006. Exelon Genco is required to supply all of ComEd's requirements up to the available capacity of the Nuclear Stations in those two years. After the PPA expires, ComEd will obtain its required supply from market sources, including Exelon Genco. The evidence indicates that a substantial amount of new capacity is under construction in and around ComEd's service territory and that additional amounts have been proposed. If ComEd is unable to acquire all of the required capacity after 2004 from the market. ComEd indicated that it will build the necessary capacity. The Commission also agrees with ComEd that it would be inappropriate to require ComEd to commit to contracts that may require purchases of capacity in excess of actual load after 2004.

     D.   Effect on Rates

     Under Section 16-111(g)(vi), the Commission also may prohibit the Transfer if there is a strong likelihood that consummation of the Transfer will result in ComEd being entitled to request an increase in its base rates during the mandatory transition period pursuant to subsection 16-111(d) of the Act. That subsection authorizes electric utilities to request an increase in electric base rates where the utility's two year average return on equity ("ROE"), adjusted to remove the effects of accelerated depreciation or amortization or other transition or mitigation measures, is less than the average return on 30-year treasury bonds for the same two-year period.

          1.   ComEd's Position

     The Company introduced ROE analyses for the 2000-2004 period. (ComEd Ex. 1, App. F, pp. 2-6; App. L) ComEd indicates that these analyses demonstrate that the Transfer will not produce a strong likelihood that ComEd will be entitled to request an increase in base rates during the mandatory transition period. The ROE analyses showed that, as measured under the Section 16-111(d) methodology, the Transfer will not decrease the Company's return on common equity during any study year subsequent to the Transfer. (ComEd Ex. 1, App. M)

     ComEd indicates that the ROE analyses were extremely conservative. The Company tested the effect of the Transfer under widely varying load retention assumptions: i) retention of all load; and ii) retention of no load. At neither extreme did the Transfer have any significant downward impact on the Company's projected ROE. (ComEd Ex. 1, App. F, pp. 3-4; App. L)

          2.   Staff's Position

     Staff witness Hardas performed a detailed review of the Company's ROE analysis. He indicated that the Company's two-year average of projected ROEs from December 31, 1999 through December 31, 2004 are higher than the spot yield for 30-year U.S. Treasury Bonds on June 12, 2000 of 5.88% and the two-year average of U.S. Treasury bonds for the period ending December 31, 1999 of 5.72%. (Staff Ex. 2, p. 6, Staff Ex. 2.1 and 2.2)

     Since the future yields of U.S. Treasury Bonds are unknown, Mr. Hardas examined the historical variability of those yields. He noted that the standard deviation measures the dispersion of data around a mean value. He indicated that the standard deviation for the two-year average of monthly average yields of the 30-year U.S. Treasury bonds from January 1989 through December 1999 is .90. He stated that under all transfer scenarios, the two-year averages of projected ROEs are at least two standard deviations above the current U.S. Treasury bond yield and the most recent two-year monthly average of the U.S. Treasury bond yields. Therefore, he indicated that there is a very low probability that the two-year average of monthly average yields of the 30-year U.S. Treasury bonds would exceed the two-year average of projected ROEs. He concluded that consummation of the proposed transaction will not result in the strong likelihood of the Company being entitled to request an increase in its base rates during the mandatory transition period pursuant to Section 16-111(d) of the Act.

          3.   The City's Position and Responses

     The City contends that there is a strong likelihood that consummation of the proposed transaction will result in ComEd being entitled to request an increase in its base rates during the mandatory transition period. In reaching this conclusion, the City relies on Section 8-508.1(c)(3)(iii) of the Act, which provides:

          In the event that a public utility sells or otherwise disposes of its direct ownership interest, or any part thereof, in a nuclear power plant with respect to which a nuclear decommissioning fund has been established, the assets of the fund shall be distributed to the public utility to the extent of the reductions in its liability for future decommissioning after taking into account the liabilities of the public utility for future decommissioning of such nuclear power plant and the liabilities that have been assumed by another entity. The public utility shall, as soon as practicable, provide refunds or credits to its customers representing the full amount of the reductions in its liability for future decommissioning.

(City Initial Brief at 4-5)

     The City asserts that Section 8-508.1(c)(3)(iii) mandates an immediate refund to customers in the event of a disposition of nuclear plants with decommissioning trusts. The City notes that the Notice filed by ComEd under
Section 16-111(g) states that under the proposed transaction, ComEd is transferring all of its nuclear generating assets to Exelon Genco. The City notes that Section 2.3(c) of the Contribution Agreement provides that Exelon Genco shall assume and be responsible "for decommissioning the Stations, including responsibility for establishing, maintaining and funding (except to the extent, and only to the extent, otherwise provided in Section 6.6
                                                          -----------
(Decommissioning Costs)) such financial assurance mechanisms as shall be required to provide for such decommissioning under such Requirements of Laws." (Id. at 6-7)
 --

     The City notes that ComEd witness Berdelle testified that ComEd's current decommissioning liability is approximately $5.6 billion and that its nuclear decommissioning trusts currently contain approximately $2.5 billion. The City states that under the proposed transaction, the roughly $3 billion shortfall in funding of decommissioning will be assumed by and become the responsibility of Exelon Genco. The City contends that under Section 8-508.1(c)(3)(iii) of the Act, ComEd would be required to refund at least $2.5 billion to its ratepayers. The City states that this refund would have an adverse effect on ComEd's ROE during the mandatory transition period. The City indicates that neither ComEd's nor Staff's ROE analysis reflect any consideration of the significant refunds required under Section 8-501.1(c)(3)(iii). The City concludes that since the Commission must give effect to the refund provisions of Section 8-501.1(c)(3)(iii), the Commission must find that there is a strong likelihood that ComEd is entitled to request an increase in its base rates during the mandatory transition period. (Id. at 7-9) (City Brief on Exceptions at 4, 5 and
7)

     In response, ComEd states that the City has misinterpreted Section 8-508.1(c)(3)(iii). ComEd indicates that this Section would not require that it refund $3.1 billion to ratepayers. ComEd states that refund means "to return or give back; to repay." American Heritage Dictionary, 2d Ed. ComEd notes that the $3.1 billion identified by the City is an amount that ratepayers have never funded or paid. (ComEd Reply Brief at 14-15)

     ComEd indicates that the City is arguing, in essence, that ComEd will have to refund $3 billion to ratepayers, which will cause ComEd to request that base rates be increased to recover that same amount. (Id. at 15)
                                                 --

     Staff also contends that the City has misinterpreted Section 8-501.1(c)(3)(iii) of the Act. Staff states that the City is arguing that the Commission is required by this Section to order ComEd to refund decommissioning trust funds to ratepayers in an amount greater than the current balance held in the funds, and that the Commission will later allow ComEd to increase base rates to recover that refund. Staff states that it cannot conceive of any reasonable circumstance where the Commission would order that a benefit be given to ratepayers and then order that it be taken back through higher rates. Staff concludes that Section 8-508.1(c)(3)(iii) does not contemplate giving a refund greater than the decommissioning fund balance.

          4.   Commission's Conclusion

     The Commission concludes that the ROE analyses presented by ComEd and Staff establish that there is not a strong likelihood that consummation of the Transfer will result in ComEd being entitled to request an increase in its base rates during the mandatory transition period pursuant to Section 16-111(d) of the Act.

     The Commission rejects the City's position, which is based on a misinterpretation of Section 8-508.1(c)(3)(iii) of the Act. The City is contending that this Section would require a refund of at least $2.5 billion, which is the current balance in ComEd's nuclear decommissioning trusts. The $2.5 billion consists of amounts collected from ComEd's ratepayers plus the return earned on the invested amounts. Under the City's interpretation of Section 8-508.1(c)(3)(iii), ComEd's ratepayers, who have received power and energy from ComEd's nuclear plants for many years, would ultimately contribute no funds for the decommissioning of those plants. This position is unreasonable and contrary to the plain language of Section 8-508.1(c)(3)(iii). The City's interpretation of that Section fails to take into account the liabilities for decommissioning that will be assumed by Exelon Genco.

IV.  TRANSFER OF NUCLEAR DECOMMISSIONING TRUST FUNDS

     A.   IIEC's Position

     In the Contribution Agreement attached to the Notice as Appendix A, ComEd's nuclear decommissioning trust funds and the assets in those trusts are included in the assets to be transferred to Exelon Genco. IIEC contends that the Commission should not approve the transfer of the trust funds in this proceeding for the following two reasons: (1) the nuclear trust funds and the assets in those funds are not assets of ComEd within the meaning of Section 16-111(g) of the Act, and (2) the transfer of the trust funds under Section 16-111(g) violates Section 8-508.1 of the Act.

     IIEC notes that this proceeding was initiated as a result of the filing of a Notice to transfer assets under Section 16-111(g) of the Act. IIEC states that
Section 16-111(g) provides the electric utility with authority to engage in certain types of transactions., including the right to "sell, assign, lease or otherwise transfer assets . . . and as part of such transaction enter into
                   ------
service agreements, power purchase agreements, or other agreements with the transferee; . . . " under Section 16-111(g)(3). (emphasis added by IIEC) IIEC contends that the nuclear trust funds are not assets of ComEd. IIEC indicates that the nuclear trust funds were created as a result of the enactment of
Section 8-508.1 of the Act. Citing Section 8-508.1(3), IIEC states that the assets of the trusts are to be separated from the assets of the electric utility. (IIEC Initial Brief at 2 and 4)

     IIEC notes that ComEd created two trusts, a Non-Tax Qualified Decommissioning Trust and a Tax-Qualified Decommissioning Trust. IIEC indicates that the trusts were established pursuant to the Commission's Order entered on December 7, 1988 in Docket 88-0298. IIEC states that on the first page of each of those trust agreements, ComEd conveys to the Northern Trust Company, as Trustee, the assets described in the agreements "in trust" for the uses and purposes and upon the terms and conditions set forth in the agreements. Under such circumstances, IIEC contends that the trust funds and assets of the trust funds cannot be considered assets of the electric utility. (Id. at 5)
                                                            --

     IIEC states that it is a black letter principle of trust law that the trustor or settlor ". . . is without interest in the trust property after the trust has been settled." (76 Am.Jur. 2d 295-Trusts, Section 275). IIEC states that the beneficiary of a trust may convey its beneficial interest in the trust, but may not convey the assets in the trust because the trustee holds legal title to the assets in the trust and the beneficiary only holds an equitable interest. (76 Am.Jur. 2d 299-Trusts, Section 281) (Id.)
                                         --

     IIEC asserts that the creation of a valid trust demonstrates that the trust assets are not assets of ComEd. IIEC indicates that the necessary elements of a valid trust are a trustee, a beneficiary with enforceable rights, a trust res to which the trustee has legal title and the beneficiary has the equitable interest, and the definite, present and complete disposition of trust property by the creator of the trust. (76 Am.Jur. 76 -Trusts, Section 46; The Law of
                                                                 ----------
Trusts, 4th Edition, Section 74 at 428 and 76 Am.Jur. 2d 80 - Trusts, Section
------
51) IIEC notes that the Illinois Supreme Court has recognized that the essential elements of a valid trust are the existence of a grantor or settlor, the existence of a grantee or trustee, the existence of trust property, the existence of beneficiaries, a description of interests in the trust, and the manner and time of performance. Wynecoop v. Wynecoop, 407 Ill. 219, 95 N.E.2d
                                -----------
457, 460(Ill. 1980) IIEC indicates that ComEd's nuclear decommissioning trust fund agreements meet the meets the requirements of a valid trust. (Id. at 6)
                                                                   --

     As further support for its position that the trust funds are not assets of ComEd, IIEC notes that ComEd is allowed to deduct its contribution to the tax-qualified decommissioning trust fund from its federal income tax. (IRC Section
468A) IIEC
asserts that such a contribution would not be tax-deductible if ComEd had legal title to the trust funds and the assets in the trust funds. (Id. at 6-7)
                                                             --

     IIEC alleges that its position that the nuclear trust fund assets are not transferable under Section 16-111(g) is consistent with Section 16-114.1 of the Act, which was added to the Act in 1999. IIEC notes that Section 16-114.1(a) of the Act granted an electric utility owning a single-unit nuclear generating plant located in the State of Illinois the right to transfer its nuclear decommissioning trusts, or the balance in the trust, to the buyer of its nuclear power plant. IIEC asserts that if the decommissioning trust fund and the assets in that fund were considered to be "assets" transferable under Section 16-111(g), there would have been no need for the language in Section 16-114.1(a) authorizing the transfer of the trust funds or the balance in the trust funds. (Id. at 3-4)
 --

     IIEC states that the term "assets" is not defined in Section 16-111(g) or in other Sections of the Act. IIEC asserts that in the absence of a statutory definition indicating a different legislative intent, statutory words have their ordinary and popularly understood meaning. People ex. rel. Rhone v. Wilson, 405
                                           -------------------------------
Ill. 122, 90 N.E. 2d 224, 227 (Ill. 1950). IIEC indicates that the word "assets" is defined, in part, in Black's Law Dictionary, Revised 4th Edition, as "the aggregate and available property, stock in trade, cash, etc. belonging to a merchant or mercantile company." Therefore, IIEC concludes that the ordinary and popularly understood meaning of the word "assets" includes the concept that the asset must be "owned by" or be the "property of the corporation." IIEC concludes that under this ordinary meaning, the assets of the nuclear trusts are not assets of ComEd. (IIEC Reply Brief at 2-4)

     IIEC states that under Section 8-508.1(4)(c)(3)(iii) of the Act, an electric utility that transfers its interest in a nuclear generating station must have the assets of the trust distributed to it (for purposes of making refunds to customers) to the extent of the reduction in the electric utility's liability for future decommissioning, after taking into account the liabilities of the electric utility for future decommissioning, and the liabilities that have been assumed by the entity to whom the nuclear units are transferred. IIEC contends that the transfer of the trust fund under Section 16-111(g) would violate Section 8-508 (4)(c)(3)(iii) since it prevents any determination of the need for the refunds provided for therein. IIEC notes that Section 16-111(g)(vi) prohibits the Commission from reviewing any transaction authorized by this
Section in any subsequent proceeding. IIEC states that if the decommissioning trust funds are transferred pursuant to Section 16-111(g), it could be argued that the trust funds are no longer subject to the Commission's jurisdiction. (Id. at 7-8)

     IIEC concludes that issues related to the transfer of the nuclear decommissioning trust funds and the assets in those trust funds should be considered in a separate proceeding. (Id. at 10)
                                      --

     B.   ComEd's Position

     ComEd contends that the Commission can approve the transfer of the decommissioning trust funds in this proceeding under Section 16-111(g). ComEd asserts that the nuclear decommissioning trust fund balances should be transferred along with the nuclear plants themselves. ComEd notes that the trusts were established pursuant to Section 8-508.1 of the Act to assure the safekeeping of funds received from ratepayers for the purpose of decommissioning the nuclear plants. ComEd concludes that when there is a change in responsibility for decommissioning the plants, there should be a transfer of the trusts so that the funds in the trust may ultimately be put to their intended purpose. (ComEd Reply Brief at 3-4)

     ComEd asserts that the decommissioning trust funds are ComEd's assets. ComEd states that Section 8-508.1(a)(3) of the Act refers to the decommissioning trust funds as utility assets. ComEd notes that Section 8-508.1(a)(3) defines a "decommissioning trust" as "a fiduciary account in a bank or other institution established to hold the decommissioning funds provided . . . for the eventual purpose of paying decommissioning costs, which shall be separate from all other accounts and assets of the public utility establishing the trust." (emphasis added by ComEd). ComEd indicates that while decommissioning trusts are "separate" from other utility assets, this does not render the decommissioning trusts something other than utility assets. (Id. at 4-5)
                                             --

     ComEd contends that the Act's treatment of the trust funds as utility assets is consistent with both the common use of the term "asset" and accepted accounting practices. ComEd states that a common definition of "assets" is "the entries on a balance sheet showing all properties and claims against others that may be applied, directly or indirectly, to cover liabilities." American Heritage Dictionary, 2d Edition. ComEd asserts that the nuclear decommissioning trust funds fully satisfy that definition. ComEd notes that the trust funds are recorded on ComEd's books, as the accounting entries submitted with the Notice show. ComEd states that the assets are reflected there because they are to be applied to cover ComEd's nuclear decommissioning liability. Further, ComEd notes that an independent certified accountant has certified that the entries are consistent with generally accepted accounting principles. (Id. at 5)
                                                           --

     ComEd states that it is clear from the trust agreements that the nuclear decommissioning trust fund assets are not the Trustees' assets. ComEd indicates that the Trustees do not have the ability to dispose of the trust funds as they see fit or to terminate the trusts. ComEd indicates that the specific investment transactions of the trusts are directed by an Investment Manager appointed by ComEd, not the Trustees. ComEd notes that the trust agreements expressly state that, with the exception of the function of providing for the expenses of administering the trusts and other similar ministerial functions, "the Trustee shall not act in its discretion but only at the direction of [the] appointed Investment Manager" with respect to the most important functions of each trust --investing the trust's funds and managing those funds. (Id. at 6)
                                                         --

     ComEd indicates that the deductibility of contributions to qualified trusts does not dictate whether the trust fund is an asset of ComEd. Rather, ComEd states that the deductibility only shows that ComEd has complied with IRS regulations intended to insure that revenues collected for the purpose of covering a future expense of the collector (ComEd) are being properly set aside to cover that future expense. (Id. at 6-7)
                               --

     ComEd asserts that Section 16-114.1 of the Act does not support IIEC's position. ComEd indicates that while Illinois Power Company("IP") was authorized under that Section to transfer its decommissioning trust funds, IP could have sought approval of such transfer under either Section 7-102 or 16-111(g). ComEd states that as part of a legislative resolution of decommissioning issues, IP was allowed to transfer the decommissioning trusts without the need for any specific approval, so long as certain conditions imposed by the legislature were met. ComEd notes that it is not subject to Section 16-114.1, and unlike IP, must seek approval of the transfer of nuclear decommissioning trust fund assets. ComEd states that Sections 7-101 and 7-102 of the Act, which require approval for transactions with affiliated interests and dispositions of property, respectively, would apply to the transfer of its decommissioning trust funds, but for Section 16-111(g). ComEd concludes that Section 16-111(g) is an efficient and proper means for obtaining approval of transfers that would otherwise require approval under Sections 7-101 and/or 7-102. (Id. at 7)
                                                               --

     ComEd concludes that there is no reason to prohibit the transfer of the decommissioning funds under Section 16-111(g) since the transfer will not render ComEd unable to provide its tariffed services in a safe and reliable manner, and will not result in a strong likelihood of the need for a base rate increase. (Id. at 8)
 --

     ComEd asserts that the transfer of the decommissioning trust fund balances under Section 16-111(g) does not violate Section 8-508.1(c)(3)(iii). ComEd indicates that under Section 8-508.1(c)(3)(iii), ratepayers are only entitled to refunds to the extent that the balance of the trust funds exceeds the utility's liability. ComEd notes that the Contribution Agreement fixes ComEd's liability for decommissioning at the sum of: (1) trust fund balances as of the Transfer Date, and (2) all future decommissioning cost collections approved by the Commission,2 and assigns all remaining liability to Exelon Genco. Accordingly, ComEd indicates that the full amount of the trust funds will be used to satisfy ComEd's decommissioning liability. Therefore, ComEd concludes that the trust fund balances cannot exceed ComEd's liability, and that there can be no excess to be refunded to ratepayers. (Id. at 8-9)
                               --

     C.   Staff's Position

     Staff contends that the nuclear decommissioning trust funds are assets of ComEd within the meaning of Section 16-111(g) of the Act. As support for its position,

_______________
/2/ Under the Contribution Agreement, ComEd remains liable to Exelon Genco by contract for such amounts as the Commission approves and ComEd collects.

Staff notes that Section 8-508.1(a)(3) provides that decommissioning trust funds are to be separate from all other accounts and assets of the public utility establishing the trust. Staff also notes that the decommissioning funds are assets being removed form ComEd's books and that independent auditors have certified that ComEd's journal entries removing those assets are consistent with generally accepted accounting principles. (Staff Reply Brief at 4-5)

     D.   Commission's Conclusion

     Section 16-111(g) provides the electric utility with authority to engage in certain types of transactions, including the right to "sell, assign, lease or otherwise transfer assets . . . and as part of such transaction, enter into service agreements, power purchase agreements, or other agreements with the transferee; . . . ." In determining whether the transfer of ComEd's nuclear decommissioning trust funds should be approved in this proceeding, the first issue to be resolved is whether such funds are assets of ComEd. The Commission concludes that the nuclear decommissioning trust funds are assets of ComEd. This conclusion is consistent with Section 8-508.1(a)(3) of the Act which defines "decommissioning trust" as "a fiduciary account in a bank or other financial institution established to hold the decommissioning funds . . . for the eventual purpose of paying decommissioning costs, which shall be separate from all other
                                                        -----------------------
accounts and assets of the public utility establishing the trust." (emphasis
----------------------------------------------------------------
added) This conclusion is also supported by the fact that ComEd has recorded the decommissioning trust funds as an asset on its books since they are to be applied to cover ComEd's nuclear decommissioning liability. An independent certified accountant has certified that such recording is consistent with generally accepted accounting principles. The trust agreements also support the conclusion that the decommissioning trust funds are assets of ComEd, rather than assets of the Trustees. The Trustees do not have the ability to dispose of the trust funds as they see fit or to terminate the trusts. The Trust Agreements provide that with the exception of the function of providing for the expenses of administering the trusts and other similar ministerial functions, the Trustee shall not act in its discretion but only at the direction of the Investment Manager appointed by ComEd with respect to investing the trust's funds and managing those funds.

     Since the nuclear decommissioning trust funds are assets of ComEd, the next issue to be addressed is whether the transfer of the decommissioning trust funds should be prohibited by the Commission. Section 16-111(g)(4)(vi) provides that the propose transaction may be prohibited if the Commission finds that (1) the proposed transaction will render the electric utility unable to provide its tariffed services in a safe and reliable manner or (2) there is a strong likelihood that the proposed transaction will result in the electric utility being entitled to request an increase in its base rates during the mandatory transition period pursuant to Section 16-111(d). Neither of these grounds for prohibiting the transfer of the decommissioning trust funds have been shown in this proceeding. Therefore, the Commission concludes that the transfer of the nuclear decommissioning trust funds should be approved in this proceeding. Issues related to ComEd's recovery of decommissioning costs from ratepayers are being addressed in Docket 00-0361 and other Rider 31 proceedings.

V.   THE RELIEF TO BE GRANTED IN THIS PROCEEDING

     A.   The People's Position

     The People note that Exelon Genco is not an existing entity. The People state that if Exelon Genco is created following the successful merger of Unicom and PECO, there is no assurance that Exelon Genco will enter into a transfer agreement with ComEd that is subject to the exact terms and conditions in the Contribution Agreement attached to the ComEd's Notice in this proceeding. The People assert that any determination by the Commission regarding safe and reliable service or the likelihood of an increase in base rates must be contingent on the exact terms and conditions contained in the agreements attached to ComEd's Notice. Therefore, the People conclude that the Order in this proceeding should provide that any approval of the proposed transaction is dependent on the exact terms and conditions of the agreements attached to ComEd's Notice. (The People's Initial Brief at 2-3 and 5)

     The People state that Section 16-111(g) of the Act gives the Commission authority to approve or prohibit the proposed transaction if it makes certain findings. The People note that the Contribution Agreement attached to ComEd's Notice contains paragraph 6.6, entitled Decommissioning Costs, which provides:

          Transferor will remain liable as a matter of contract pursuant to this Agreement for Decommissioning Costs in respect of the Stations in such amounts as shall be approved by the Illinois Commerce Commission and shall be actually collected by Transferor. Transferor will also retain the obligation to collect unfunded Decommissioning Cost charges in the manner provided in 220 ILCS 5/9-201.5 and 220 ILCS 5/16-114 and any other applicable laws, regulations or tariffs, including Rider 31 - Decommissioning Expense Adjustment Clause, to the extent that the Illinois Commerce Commission approves such collections and Transferor actually collects such charges. Transferor will forward the funds so collected to Transferee at least annually for deposit to decommissioning trust funds maintained by Transferee.

The People indicate that Section 16-111(g) does not authorize the Commission to decide decommissioning issues. Rather, the People indicate that Section 8-508.1 of the Act provides authority to the Commission to decide decommissioning issues. Since the proposed transaction was not filed pursuant to Section 8-508.1, the People conclude that any decision by the Commission in this docket on decommissioning costs would be void. The People note that the Commission will have the opportunity to rule on decommissioning cost issues in Docket 00-0361, which is currently pending. (Id. at 3-4)

     Therefore, the People conclude that if the Commission's Order approves ComEd's proposed asset transfer, the Order should include a finding or condition that such approval does not include approval of any of the terms and conditions contained in the Agreements attached to ComEd's Notice. (Id. at 4-5)
                                                         --

     B.   The City's Position

     The City contends that the Notice filed by Edison does not define its requested relief. The City also asserts that the proposed agreements attached to ComEd's notice were not examined in the record and, therefore, there is no basis for Commission sanction or disapproval of the agreements. Similarly, the City further indicates that the lawfulness of ComEd's proposed funding scheme for decommissioning was not examined in the record and cannot be determined in this proceeding. (City's Initial Brief at 11)

     The City concludes that the Commission's Order should state that it does not approve or disapprove the terms and conditions of ComEd's proposed agreements with Exelon Genco, including its proposed decommissioning funding arrangements. The City indicates that the Commission should limit its decision in this proceeding to the those issues identified in Section 16-111(g) of the Act (the effect of the proposed transaction on ComEd's ability to provide safe and reliable service and the likelihood of ComEd being entitled to request an increase in base rates) or other issues necessary to their resolution. (Id. at
                                                                        --
12)

     C.   IIEC's Position

     IIEC contends that the Commission has authority under Section 16-111(g) only to determine if the transfer would impair ComEd's ability to provide safe and reliable tariffed service or make it likely that ComEd would seek an increase in base rates under Section 16-111(d). IIEC concludes that the Commission has no authority under Section 16-111(g) to approve any portion of the proposed transfer, including the transfer of the nuclear decommissioning trust fund assets. (IIEC Reply Brief at 6-7)

     D.   ComEd's Position

     ComEd indicates that it is not seeking any approval other than that required by Section 16-111(g). ComEd notes that Section 16-111(g) establishes a procedure whereby an electric utility gives the Commission notice of its intent to engage in a particular transaction. ComEd states that the Commission may prohibit a transaction which transfers generating assets if, and only if, it finds that there will be adverse reliability and/or base rate effects. ComEd indicates that Section 16-111(g) provides that the electric utility may proceed with the transaction "without obtaining any approval of the Commission other than that provided in this subsection and notwithstanding any other provision of this Act or any rule or regulation of the Commission that would require such approval . . . . " Thus, ComEd concludes that the effect of the Commission's
Order under Section 16-111(g) is not limited to the two issues (reliability and base rates) that the Commission may address. ComEd indicates that the General Assembly has established a procedure whereby all aspects of the transaction may be executed once the Commission has entered an order approving the transaction under Section 16-111(g). ComEd states that this is as true with respect to decommissioning trust funds as it is with respect to other aspects of the Transfer. (ComEd Reply Brief at 1-2)

     ComEd recognizes that the Commission retains its authority over prospective decommissioning recovery from ratepayers under ComEd's Rider 31. ComEd notes that the Contribution Agreement provides:

          [ComEd] will also retain the obligation to recover Decommissioning Cost charges in the manner provided in 220 ILCS 5/9-201.5 and 220 ILCS 5/16-114 and any other applicable laws, regulations or tariffs, including Rider 31 --Decommissioning Expense Adjustment Clause, to the extent that the Illinois Commerce Commission approves such collections and [ComEd] actually collects such charges.

     ComEd Ex. 1, App. A,(S).6.6 (emphasis added).

     ComEd also agrees that it may not enter into any agreement that differs in any material respect from the agreements presented to the Commission in this docket. ComEd states that it would not object to inclusion of the following provision in the final order in this case:

     The Commission's approval is conditioned on ComEd entering into agreements in connection with the Transfer that do not differ in any material respect from the agreements presented in the proceeding.

     (ComEd Reply Brief at 3)

     E.   Commission's Conclusion

     The Commission concludes that the Agreements attached to ComEd's Notice need not be explicitly approved in this proceeding. Nonetheless, the Agreements are part of the record which supports the Commission's conclusion that the proposed transaction will not render ComEd unable to provide its tariffed services in a safe and reliable manner, and will not result in a strong likelihood that ComEd is entitled to request an increase in its base rates during the mandatory transition period pursuant to Section 16-111(d) of the Act.

     The primary concern of the People, the City and IIEC appears to be the Contribution Agreement as it relates to decommissioning cost recovery. Issues related to ComEd's recovery of decommissioning costs will be addressed in pending Docket 00-0361 and other Rider 31 proceedings.

     The People propose that any approval of the proposed transaction should be dependent upon the exact terms and conditions of the Agreements attached to the Notice. The Commission agrees. Therefore, the Commission concludes that the approval of the proposed transaction should be conditioned on ComEd entering into agreements in connection with the Transfer that do not differ in any material respect form the Agreements attached to the Notice.

VI.  FINDINGS AND ORDERING PARAGRAPHS

     The Commission, having reviewed Commonwealth Edison Company's March 16, 2000 notice and the evidence of record and being fully apprised in the premises, is of the opinion and finds that:

     (1) Commonwealth Edison Company is an Illinois corporation engaged in the production, transmission, sale and delivery of electricity to the public in the State of Illinois, and is a public utility as defined in
          Section 3-105 of the Public Utilities Act and an electric utility as defined in Section 16-102 of the Act;

     (2) the Commission has jurisdiction over Commonwealth Edison Company and over the subject matter of this docket;

     (3) the statements of fact set forth in the prefatory portions of this Order are supported by the evidence of record and are hereby adopted as findings of fact;

     (4) Commonwealth Edison Company's May 22, 2000 notice of the transfer of its nuclear generating station assets to Exelon Genco is in compliance with the requirements of Section 16-111(g) of the Act;

     (5) the proposed transaction will not render Commonwealth Edison unable to provide its tariffed services in a safe and reliable manner;

     (6) there is not a strong likelihood that consummation of the proposed transaction will result in Commonwealth Edison Company being entitled to request an increase in its base rates during the mandatory transition period pursuant to Subsection 16-111(d) of the Act;

     (7)  Commonwealth Edison Company will comply with the requirements of
          Section 16-128(c) of the Act in the manner described herein;

     (8) the transfer of Commonwealth Edison Company's nuclear generating station assets, nuclear decommissioning trusts and wholesale marketing assets, as described in Commonwealth Edison Company's May 22, 2000 notice should be approved, subject to the condition that ComEd enter into agreements with Exelon Genco that do not differ in any material respect from the agreements attached to Commonwealth Edison Company's May 22, 2000 Notice;

     (9) the Commission's approval of the proposed transaction does not limit the Commission's jurisdiction over ComEd's assessment of decommissioning charges to ratepayers or the operation of Commonwealth Edison Company's decommissioning cost rider under the Public Utilities Act; approval of the transfer of the nuclear decommissioning trusts does not relieve ComEd from any refund responsibilities under Section 8-508.1(c)(3) of the Act;

     (10) Commonwealth Edison Company shall file with the Commission the final accounting entries for the transaction, showing the actual dollar values of the assets and liabilities transferred from Commonwealth Edison Company to Exelon Genco at the time of transfer, within 45 days after the date of the transfer, and should provide a copy of this filing to the Director of Accounting.

     IT IS THEREFORE ORDERED by the Illinois Commerce Commission that the transfer of Commonwealth Edison Company's nuclear generating station assets, nuclear decommissioning trusts and wholesale marketing assets, as described in Commonwealth Edison Company's May 22, 2000 notice is approved, subject to the condition that ComEd enter into agreements with Exelon Genco that do not differ in any material respect from the agreements attached to Commonwealth Edison Company's May 22, 2000 Notice.

     IT IS FURTHER ORDERED that Commonwealth Edison Company shall comply with Findings (7) and (10) of this Order.

     IT IS FURTHER ORDERED that subject to the provisions of Section 10-113 of the Public Utilities Act and 83 Ill. Adm. Code 200.800, this Order is final; it is not subject to the Administrative Review Law.

     By order of the Commission this 17th day of August, 2000.


                                                (SIGNED) RICHARD L. MATHIAS

                                                     Chairman


(S E A L)

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